Exhibit 10.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 14, 2025 (the “Effective Date”), by and between Banji Step K.K., a company, formed under the laws of Japan, having its registered office at 3F CB Tower Makuhari Technogarden, 1-3 Nakase, Mihama-ku, Chiba-shi, Chiba, Japan, Zip Code 261-0023 (the “Seller”), and Crisp Momentum Inc., a Delaware corporation, with its principal place of business at 250 Park Avenue, 7th Floor, New York, NY 10177 United States (the “Buyer”).

Buyer and Seller, hereinafter collectively referred to as the “Parties” and individually as a “Party”, have entered into this Agreement, and hereby agreed as follows:

RECITALS

WHEREAS, the Seller own and operates all assets and rights used in or related to the operation of the TopReels app (the “TopReels Business”);

WHEREAS, Seller desires to sell, transfer, assign and convey to Buyer, and Buyer desires to purchase and acquire from the Seller, all of the assets used in or relating to TopReels Business, subject to the terms and conditions set forth herein, as further described in Section 2.1 and Schedule 1;

WHEREAS, for clarity, this is an asset sale of the TopReels Business only and does not involve the sale of any equity interests of Seller, and Buyer will assume only those Liabilities expressly identified as Assumed Liabilities in this Agreement;

WHEREAS, the Parties intend that this transaction be treated as an asset sale for the TopReels Business, for all applicable tax purposes, and that the Parties will allocate the Purchase Price among the Acquired Assets in accordance with Section 2.2 and file any required tax forms consistent with such allocation;

WHEREAS, Buyer and Seller are parties to that certain Convertible Loan Agreement dated September 17, 2025 (the “Convertible Loan Agreement”), and to that certain Term Sheet – Amendment to Convertible Loan Agreement dated October 27, 2025 (the “CLA Term Sheet”), pursuant to which the parties contemplate satisfaction of Borrower’s (as defined therein) loan obligations through transfers of specified operating assets, including the TopReels Business;

WHEREAS, the Parties intend that the Purchase Price payable under this Agreement will be satisfied, in whole or in part, by set-off and credit against the Outstanding Loan Balance (as defined below) in accordance with the Convertible Loan Agreement and the CLA Term Sheet; and

WHEREAS, the Parties desire to set forth their agreement with respect to the foregoing transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

I.	DEFINITIONS

1.1	Definitions. For purposes of this Agreement, the following terms will have the meanings set forth below:

“Acquired Assets” has the meaning set forth in Section 2.1.

“Affiliate” means, with respect to any specified person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks are required or authorized by law to close in New York, United States.

“CLA Term Sheet” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Confidential Information” means all non-public, proprietary or confidential information of any kind or nature whatsoever relating to the Agreement or the TopReels Business, including the terms of this Agreement, subject to the exceptions in Section 6.1.

“Convertible Loan Agreement” has the meaning set forth in the Recitals.

“Data Protection Laws” means all applicable data protection, privacy and electronic communications laws, regulations and guidance.

“Financing Documents” means, collectively, the Convertible Loan Agreement, the CLA Term Sheet, and any definitive amendment or other document executed by the Parties to implement the CLA Term Sheet.

“Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Corporate Existence and Power), 4.2 (Corporate Authorization), 4.4 (Title to Acquired Assets), and 4.5 (Intellectual Property).

“Fraud” means common law fraud under applicable Law in connection with the making of the representations and warranties set forth in this Agreement, committed with knowledge of its falsity and with the intent to induce reliance, upon which the other Party reasonably relied, and which proximately resulted in Losses.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority.

“Knowledge” means, with respect to the Seller, the actual knowledge of Sellers’ Officers after reasonable inquiry of its direct reports responsible for the TopReels Business.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, fines, penalties, judgments, settlements, interest, awards, and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs of investigation and enforcement), in each case, to the extent not remote or speculative.

“Outstanding Loan Balance” means the unpaid principal, accrued interest and any other amounts then outstanding under the Convertible Loan Agreement as of the Closing, as certified by Buyer in the Credit and Payoff Letter (as defined in Section 3.3(f)).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Credit” means the portion of the Purchase Price applied at Closing as a set-off and credit against the Outstanding Loan Balance in accordance with the Financing Documents.

“TopReels Business” means the business of developing, operating and maintaining the online short-form content distribution platform known as “TopReels”, including all related technology, content, user data, and business operations.

“Transfer Taxes” has the meaning set forth in Section 2.11.

II.	PURCHASE AND SALE OF ASSETS

2.1	Acquired Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, transfer, assign and convey to Buyer, and Buyer will purchase and acquire from Seller, free and clear of all liens, claims, charges, encumbrances and security interests, all of the applicable Seller’s right, title and interest in and to the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible, used in or relating to the TopReels Business, including without limitation the assets described in Schedule 1 attached hereto and incorporated herein by reference (the “Acquired Assets”), which include without limitation:

(a)	all intellectual property rights relating to the applicable platforms and operations of the TopReels Business, including but not limited to trademarks, service marks, trade names, copyrights, patents, trade secrets, know-how, proprietary information, and all registrations and applications therefor;

(b)	all technology, software, source code, algorithms, and technical documentation relating to the TopReels Business;

(c)	all user data, content libraries, and databases relating to the TopReels Business (subject to applicable privacy laws and user consents);

(d)	all contracts, agreements, and business relationships relating to the TopReels Business (the “Assigned Contracts”), in each case to the extent assignable without consent or for which consents are obtained;

(e)	all equipment, hardware, and infrastructure used in connection with the TopReels Business;

(f)	all accounts receivable and other receivables relating to the TopReels Business;

(g)	all marketing materials, customer lists, and business records relating to the TopReels Business;

(h)	all permits, licenses, and governmental approvals relating to the TopReels Business; and

(i)	all goodwill and going concern value relating to the TopReels Business.

2.2	Purchase Price. In consideration for the Acquired Assets, the aggregate purchase price is (one million seven hundred fifty thousand dollars) $1,750,000 (the “Purchase Price”). The Parties agree that the Purchase Price will be satisfied at Closing by application of a credit in the amount of (one million seven hundred fifty thousand dollars) $1,750,000 (the “Purchase Price Credit”) against the Outstanding Loan Balance under the Convertible Loan Agreement, with any remainder of the Purchase Price, if applicable, paid in cash in accordance with Section 2.3. The Parties acknowledge and agree that the Purchase Price is subject to Buyer’s valuation of the Acquired Assets to be completed pursuant to Section 7.2(f) (the “Valuation”) and will be adjusted at Closing to equal the value determined by such Valuation (the “Valuation Amount”), with corresponding adjustments to the Purchase Price Credit and any cash portion payable under Section 2.3.

2.3	Payment of Purchase Price. At Closing, the Purchase Price will be paid as follows: (a) the Purchase Price Credit will be applied as a set-off against the Outstanding Loan Balance under the Convertible Loan Agreement and CLA Term Sheet, and Buyer will deliver the Credit and Payoff Letter described in Section 3.3(f) confirming such credit and the resulting reduction of the Outstanding Loan Balance; and (b) to the extent the Purchase Price exceeds the Purchase Price Credit, Buyer will pay the balance, if any, in cash by wire transfer of immediately available funds to an account designated in writing by Seller at least two (2) Business Days prior to the Closing Date.

2.4	Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include any assets other than those specifically described in Section 2.1 and Schedule 1, including without limitation:

(a)	cash and cash equivalents of the Seller;

(b)	assets not specifically related to the TopReels Business; and

(c)	any assets that the Seller is prohibited from transferring by applicable Law or contract (including any Contracts requiring third-party consent, until such consent is obtained).

2.5	Assumed Liabilities. Buyer will not assume or become liable for any Liabilities of the Seller, whether arising before, at or after the Closing, except for those Liabilities specifically set forth in Schedule 2 attached hereto (the “Assumed Liabilities”). For the avoidance of doubt, Buyer will not assume any Liabilities of Seller other than the Assumed Liabilities, and all other Liabilities are excluded (the “Excluded Liabilities”), including without limitation: (a) Liabilities arising out of or relating to the ownership or operation of the TopReels Business or the Acquired Assets prior to the Closing; (b) Taxes of Seller, or relating to the Acquired Assets or the TopReels Business, for any period ending on or before the Closing Date; (c) Liabilities relating to employees, contractors or consultants of Seller (including wages, bonuses, severance, benefits, accrued vacation, social charges, misclassification); (d) indebtedness and trade payables not expressly assumed; (e) Liabilities arising from any litigation, claim, investigation or proceeding based on facts occurring on or prior to Closing; (f) Liabilities for infringement, misappropriation or violation of Intellectual Property accruing on or prior to Closing, including open-source license non-compliance; (g) Liabilities under any Assigned Contract to the extent arising from or relating to any breach, default or performance failure on or prior to Closing; (h) product liability, warranty, refund, chargeback or consumer protection claims relating to pre-Closing usage or conduct; and (i) fines, penalties or compliance failures under Law relating to pre-Closing periods.

2.6	Assigned Contracts; Consents. Notwithstanding anything to the contrary, no Assigned Contract or right thereunder will be assigned in violation of applicable Law or the terms thereof. Seller will use commercially reasonable efforts to obtain the consents listed on Schedule 3, and failure to obtain any consent will not be a breach of this Agreement. To the extent any consent is not obtained as of Closing, the affected Assigned Contract will be held by Seller in trust for the benefit of Buyer, with Seller enforcing rights and performing obligations thereunder for Buyer’s account (at Buyer’s expense) to the extent permitted, and the Parties will implement reasonable alternative arrangements (including subcontracting or back-to-back agreements) to provide Buyer the economic benefit and burden thereof until consent is obtained. Upon receipt of consent, the applicable Contract will be deemed assigned effective as of the Closing Date as between the Parties for economic purposes.

2.7	App Store, Platform, and Account Transfers.

2.7.1 At least thirty (30) days prior to the Closing Date, Seller shall initiate the Apple App Store and Google Play Console transfer processes for the TopReels app to Buyer’s developer accounts. The transfers shall include:

(a) All app listings, metadata, screenshots, and promotional materials;

(b) All user ratings, reviews, and download history;

(c) All in-app products, in-app purchases, and subscription configurations;

(d) All analytics, crash reports, and performance data;

(e) All developer certificates, provisioning profiles, and signing identities necessary to build and distribute updates to the apps; and

(f) All administrative access and credentials.

2.7.2 The completion of the transfers described in 2.7.1, as evidenced by written confirmation from Apple and Google that Buyer is listed as the sole developer and account holder for the app, shall be a condition precedent to Buyer’s obligation to close under Section 7.2.

2.7.3 If either Apple or Google rejects or refuses to complete the transfer process for any reason:

(a) The Parties shall not be obligated to close and either Buyer may terminate this Agreement by written notice to the Sellers, with no obligation to pay any portion of the Purchase Price and without further liability, except for provisions that expressly survive prior to Closing (including Sections 6.1 and 11.1);

(b) Alternatively, if Buyer elects in writing within five (5) Business Days of receiving notice of such rejection, the Parties shall implement a transitional arrangement whereby Seller operates the affected app on behalf of Buyer under a transition services agreement for up to twelve (12) months while Buyer attempts to republish the app under Buyer’s developer account, with Buyer paying Seller a monthly fee to cover Seller’s reasonable documented costs as agreed by the Parties in the transition services agreement; provided that the transitional arrangement will end upon the earlier of (i) Buyer’s successful republication of the app under Buyer’s developer account or (ii) the end of such twelve (12)-month period, unless extended by mutual written agreement; and

(c) During any transitional period, Seller shall remit to Buyer one hundred percent (100%) of Net Revenues (defined as gross revenues less app store fees, refunds, chargebacks, and payment processing costs) within five (5) Business Days after receipt from the app store.

2.7.4 In addition to app store transfers, Seller shall transfer or provide full administrative access to all of the following accounts, platforms, and systems used in connection with the TopReels Business, with all transfers to be completed at or prior to Closing:

(a) Domain name registrations (including all domain names listed on Schedule 1), with Seller executing all registrar transfer authorization forms;

(b) Social media accounts (including Instagram, TikTok, Facebook, X/Twitter, YouTube, and any other platforms, including transfer of administrative credentials and, where technically feasible, formal transfer of account ownership;

(c) Cloud hosting accounts (AWS, Google Cloud, Azure, or other providers), including all configurations, access credentials, and API keys;

(d) Content delivery network (CDN) accounts;

(e) Analytics platforms (e.g., Google Analytics, Firebase, Mixpanel);

(f) Payment processing accounts (Stripe, PayPal, etc.), subject to such processors’ approval procedures;

(g) Email and customer support systems;

(h) Source code repositories (GitHub, GitLab, Bitbucket, etc.), including all commit history, branches, and documentation;

(i) Monitoring and logging systems; and

(j) Any other accounts, systems, or platforms listed on Schedule 1.

2.7.5 Where any account or license identified in subsection 2.7.4 is non-assignable or non-transferable:

(a) Seller shall provide Buyer with read and write access to such account or system for a period of one hundred eighty (180) days post-Closing to enable data migration and establishment of replacement accounts;

(b) During such period, Seller shall maintain such accounts in good standing, pay all fees and charges as they come due, and shall not terminate or materially modify such accounts without Buyer’s prior written consent;

(c) Seller shall reasonably cooperate with Buyer’s efforts to export data, configurations, and content from such accounts; and

(d) The costs of maintaining such accounts during the transition period shall be borne by Seller.

2.8	Prorations; Receivables; Prepaids. All items of income and expense relating to the TopReels Business will be prorated as of 11:59 p.m. (Paris time) on the day immediately preceding the Closing Date, including subscriptions, advertising revenues, refunds/chargebacks, prepaid expenses, hosting and vendor fees. Accounts receivable included in the Acquired Assets will be for the account of Buyer from and after the Closing irrespective of when invoiced or collected. If Seller receives any post-Closing payments related to the Acquired Assets or the TopReels Business, Seller will remit such amounts to Buyer within five (5) Business Days (net of any amounts clearly relating to pre-Closing refunds); and if Buyer receives any amounts clearly relating to pre-Closing refunds or chargebacks, Buyer will remit them to Seller within five (5) Business Days. The Parties will reasonably cooperate to reconcile app store remittances, refunds and chargebacks for the first two full calendar cycles following Closing.

2.9	Transfer Taxes; VAT. Any transfer, stamp, documentary, registration, sales, use, value added, goods and services or similar taxes imposed in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) will be borne by the Parties equally (50% by each Party). The Party responsible under Law will timely file all returns with respect to Transfer Taxes, and the other Party will reasonably cooperate.

2.10	Set-Off Mechanics; No Double Payment. The Parties acknowledge and agree that the payment structure contemplated by the Financing Documents permits satisfaction of Seller’s loan obligations through transfer of specified assets, including the Acquired Assets. The application of the Purchase Price Credit under this Agreement is intended to be, and will be treated as, a satisfaction-in-kind and set-off against the Outstanding Loan Balance under the Convertible Loan Agreement. No Party will be required to make duplicative payments in respect of amounts credited pursuant to this Section 2.10. For the avoidance of doubt, nothing in this Agreement amends the Financing Documents except to the limited extent necessary to give effect to the set-off of the Purchase Price Credit, and each of the Financing Documents shall otherwise remain in full force and effect in accordance with its terms.

III.	CLOSING

3.1	Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place remotely via the exchange of documents and signatures, on the date hereof or such other date as the Parties may mutually agree (the “Closing Date”).

3.2	Deliveries by Seller. At the Closing, the Seller will deliver to Buyer:

(a)	this Agreement, duly executed by the Seller;

(b)	a bill of sale and assignment agreement and, as applicable, intellectual property assignment(s) and assignment and assumption agreement(s) in form and substance reasonably satisfactory to Buyer, transferring the Acquired Assets owned by Seller to Buyer;

(c)	all books, records, files, and documents relating to the Acquired Assets and the TopReels Business (including administrator credentials, domain registrations, repository access, and keys necessary to operate the TopReels Business);

(d)	evidence of all necessary corporate authorizations for the execution and performance of this Agreement by Seller;

(e)	a certificate executed by an authorized officer of the Seller certifying that the conditions set forth in Section 7.2 have been satisfied;

(f)	such other documents as Buyer may reasonably request to consummate the transactions contemplated hereby; and

(g)	a data protection package reasonably acceptable to Buyer evidencing compliance with Data Protection Laws for the TopReels Business, including current privacy notices and consent flows, records of processing activities, data maps, and a log of data incidents for the prior thirty-six (36) months.

3.3	Deliveries by Buyer. At the Closing, Buyer will deliver to the Seller:

(a)	this Agreement, duly executed by Buyer;

(b)	evidence of payment of any cash portion of the Purchase Price, if applicable, in accordance with Section 2.3;

(c)	evidence of all necessary corporate authorizations for the execution and performance of this Agreement;

(d)	a certificate executed by an authorized officer of Buyer certifying that the conditions set forth in Section 7.1 have been satisfied;

(e)	such other documents as Seller may reasonably request to consummate the transactions contemplated hereby; and

(f)	A credit and payoff letter executed by Buyer (the “Credit and Payoff Letter”) certifying the Outstanding Loan Balance under the Convertible Loan Agreement as of Closing, confirming the application of the Purchase Price Credit pursuant to Section 2.3, and acknowledging the corresponding reduction of the Outstanding Loan Balance; together with any related partial releases or terminations under the Financing Documents to the extent applicable to the amount so credited.

IV.	REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to Buyer that:

4.1	Corporate Existence and Power. The Seller is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

4.2	Corporate Authorization. The execution, delivery and performance of this Agreement by the Seller have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against Seller in accordance with its terms.

4.3	No Conflicts; Consents. The execution, delivery and performance of this Agreement by the Seller do not and will not: (a) violate any provision of the organizational documents of the Seller; (b) violate any Law applicable to the Seller; (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any material contract to which the Seller is a party; or (d) require any notice to, filing with, or consent of any Person, except as set forth on Schedule 3.

4.4	Title to Acquired Assets. The Seller has good and valid title to the Acquired Assets owned by it, free and clear of all liens, claims, charges, encumbrances and security interests, except as set forth in Schedule 4.

4.5	Intellectual Property. Schedule 5 contains a complete and accurate list of all intellectual property rights included in the Acquired Assets. Seller owns or has the right to use all intellectual property rights necessary for the operation of the TopReels Business as currently conducted. To the Knowledge of the Seller, the operation of the TopReels Business as currently conducted does not infringe, misappropriate or violate any third-party intellectual property rights, and no written claims alleging the foregoing are pending or, to the Knowledge of the Seller, threatened. Seller has complied in all material respects with applicable open-source license obligations.

4.6	No Material Adverse Change. Since September 1, 2025, there has been no material adverse change in the financial condition, results of operations, or business of the TopReels Business or the Acquired Assets.

4.7	Compliance with Laws. The TopReels Business has been conducted in compliance with all applicable Laws in all material respects. Seller has complied in all material respects with Data Protection Laws in connection with the collection, use, disclosure, and transfer of user data for the TopReels Business, and has obtained all consents necessary to transfer such data to Buyer as contemplated herein and has implemented appropriate cross-border transfer mechanisms where required.

4.8	No Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of Seller, threatened against or affecting any of the TopReels Business or the Acquired Assets.

4.9	Contracts. Each of the Assigned Contracts is in full force and effect and is a valid legal and binding agreement of Seller and is enforceable against the other party or parties thereto in accordance with its terms. Neither Seller nor any other party thereto is in breach of or default under any term of any Assigned Contract, and no event has occurred that, with notice or lapse of time, or both, would constitute a breach of or a default by Seller or, to the Knowledge of the Seller, any other party under any Assigned Contract.

4.10	Sufficiency of Assets. The Acquired Assets constitute, in all material respects, all of the properties and assets, tangible and intangible, real, personal and mixed, of any nature whatsoever, necessary for the continued conduct of the TopReels Business after the Closing in substantially the same manner as such business was conducted during the six (6) months prior to Closing and as intended by the Buyer.

V.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

5.1	Corporate Existence and Power. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

5.2	Corporate Authorization. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

5.3	No Conflicts. The execution, delivery and performance of this Agreement by Buyer do not and will not violate any provision of the organizational documents of Buyer or any Law applicable to Buyer.

5.4	Financing. Buyer has sufficient cash on hand or available credit to pay the Purchase Price and to consummate the transactions contemplated by this Agreement.

VI.	COVENANTS

6.1	Confidentiality. Each Party acknowledges that it may have access to certain Confidential Information of the other Party. Each Party agrees to maintain in confidence any Confidential Information obtained from the other Party and not to disclose such Confidential Information to any third-party without the prior written consent of the disclosing Party, except to its Affiliates, financing sources, and advisors who are bound by confidentiality obligations, or as required by Law, in which case the receiving Party will provide prompt notice to the disclosing Party to the extent legally permitted. The obligations in this Section 6.1 do not apply to information that: (a) is or becomes public through no breach of this Agreement; (b) was known to the receiving Party without restriction prior to receipt; (c) is independently developed without use of the disclosing Party’s Confidential Information; or (d) is rightfully received from a third-party without duty of confidentiality. Each Party agrees that monetary damages may be inadequate and that the disclosing Party will be entitled to seek equitable relief for breach. This Section 6.1 survives for three (3) years following the Closing Date, except with respect to trade secrets, which survive for so long as they remain trade secrets under applicable Law.

6.2	Non-Competition. For a period of two (2) years following the Closing Date, Seller shall not, directly or indirectly, engage in any business that competes with the TopReels Business as conducted as of the Closing Date.

6.3	Transition Assistance. For a period of ninety (90) days following the Closing Date, Seller shall provide reasonable assistance to Buyer in connection with the transition of the TopReels Business to Buyer, including without limitation providing access to personnel and technical support, and executing any further instruments reasonably requested to effect the transfer of the Acquired Assets (including data migration and assignment of Assigned Contracts). Seller will use commercially reasonable efforts to obtain any third-party consents identified in Schedule 3 that are not obtained prior to Closing.

6.4	Conduct of Business. From the date hereof until the Closing, the Seller shall conduct the TopReels Business in, and not take any action except as is consistent with, the ordinary course of the TopReels Business. Without limiting the foregoing, except as otherwise set forth in this Agreement or as otherwise consented to in writing by the Buyer, from the date hereof until the Closing, Seller will not: (a) incur any indebtedness for borrowed money, other than in the ordinary course of business, (b) terminate or materially or adversely amend any Assigned Contracts, (c) take any action that (with or without notice of lapse of time or both) could reasonably be expected to constitute a breach, violation or default under any term or provision of any Assigned Contract, (d) take any action that could increase the Assumed Liabilities, or (e) agree in writing to take any of the foregoing actions.

6.5	Access and Cooperation Between the date of this Agreement and the Closing Date, the Seller shall afford or cause to be afforded to the employees, authorized representatives and financing sources of the Buyer reasonable access to the offices, facilities, properties, assets, inventories, books, records and documents of the Seller relating to the TopReels Business. For a period of two (2) years after the Closing Date, the Seller will, upon reasonable notice, provide the Buyer with reasonable access to the Company’s pre-Closing books and records to the extent reasonably required for financial reporting, tax, audit or compliance purposes, at the Buyer’s expense.

VII.	CONDITIONS TO CLOSING

7.1	Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

(a)	the representations and warranties of Buyer contained in this Agreement will be true and correct in all material respects as of the Closing Date (except that Buyer’s Fundamental Representations, if any, will be true and correct in all respects);

(b)	Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

(c)	no Law or order of any Governmental Authority is in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; and

(d)	Buyer shall have delivered the Credit and Payoff Letter pursuant to Section 3.3(f).

7.2	Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

(a)	the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date (except that Buyer’s Fundamental Representations, if any, will be true and correct in all respects);

(b)	the Seller will have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date;

(c)	all consents and approvals listed on Schedule 3 will have been obtained and be in full force and effect;

(d)	the transfers described in Section 2.7.1 shall have been completed and Seller shall have delivered written evidence of completion as described in Section 2.7.2;

(e)	The Financing Documents shall be in full force and effect (subject only to the set-off contemplated hereby), and no injunction or order shall prohibit application of the Purchase Price Credit against the Outstanding Loan Balance at Closing; and

(f)	The Buyer shall have completed its valuation of the Acquired Assets and/or an audit with respect to the Acquired Assets, in each case, as determined by, and to the satisfaction of, the Buyer within its reasonable discretion.

VIII.	INDEMNIFICATION

8.1	Indemnification by Seller. From and after the Closing, the Seller will indemnify, defend and hold harmless Buyer and its Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses arising out of or resulting from:

(a)	any breach of any representation or warranty made by Seller in this Agreement;

(b)	any breach of any covenant or agreement made by Seller in this Agreement;

(c)	any Liabilities of Seller not assumed by Buyer pursuant to this Agreement; and

(d)	any Liabilities that arise as a result of this Agreement with respect to any employees and leasehold interests that are included in the Acquired Assets.

8.2	Indemnification by Buyer. From and after the Closing, Buyer will indemnify, defend and hold harmless Seller and its officers, directors, employees and agents from and against any and all Losses arising out of or resulting from:

(a)	any breach of any representation or warranty made by Buyer in this Agreement;

(b)	any breach of any covenant or agreement made by Buyer in this Agreement; and

(c)	the Assumed Liabilities.

8.3	Limitations. Notwithstanding anything to the contrary in this Agreement:

(a)	the aggregate liability of the Seller under Section 8.1 will not exceed the Purchase Price; provided that this cap will not apply to claims for Fraud or willful misconduct, to breaches of the Fundamental Representations, or to the indemnities provided pursuant to Section 8.1(d);

(b)	No claim for indemnification may be made after the expiration of the applicable survival period set forth below: (i) General Representations and Warranties: thirty-six (36) months after the Closing Date; (ii) Fundamental Representations (Sections 4.1, 4.2, 4.4, and 4.5): the later of (a) five (5) years after the Closing Date or (b) sixty (60) days after the expiration of the applicable statute of limitations (including extensions); (iii) Tax Representations (if any): sixty (60) days after the expiration of the applicable statute of limitations for assessment of the relevant Taxes (including extensions); (iv) Data Protection and Privacy Representations (Section 4.7): four (4) years after the Closing Date; (v) Environmental, Product Liability, and Employee Matters: six (6) years after the Closing Date; (vi) Fraud, Willful Misconduct, and Criminal Conduct: no limitation period. Notwithstanding the foregoing, any claim for indemnification properly asserted in writing with reasonable specificity prior to the expiration of the applicable survival period shall survive until finally resolved.

(c)	for purposes of determining (i) whether a breach of a representation or warranty has occurred and (ii) the amount of Losses, any qualifications as to materiality, material adverse effect/change or similar qualifiers in such representations and warranties will be disregarded;

(d)	no Party will have any liability for indemnification under Section 8.1 or 8.2 unless and until (i) the amount of any individual claim (or series of related claims) exceeds (five thousand dollars) US$ 5,000 and (ii) the aggregate amount of all indemnifiable Losses exceeds (zero point five percent) 0.5% of the Purchase Price (the “Basket”), after which the Indemnifying Party will be liable only for Losses in excess of such basket; the thresholds in this Section 8.3(d) do not apply to claims for Fraud or willful misconduct or to breaches of the Fundamental Representations; and

(e)	in no event will any Party be liable for punitive, exemplary, special or consequential damages, lost profits or diminution in value, except to the extent actually awarded to a third party in connection with a Third-Party Claim.

8.4	Indemnification Procedures. The Party seeking indemnification (the “Indemnified Party”) will give the other Party (the “Indemnifying Party”) prompt written notice of any claim for which indemnification is sought, describing the claim in reasonable detail; provided that failure to give prompt notice will not relieve the Indemnifying Party of its obligations except to the extent it is materially prejudiced thereby. The Indemnifying Party will have the right to assume the defense of any third-party claim with counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party will cooperate reasonably at the Indemnifying Party’s expense. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of such notice that it elects to assume the defense, the Indemnified Party may assume the defense, and the Indemnifying Party will remain responsible for all indemnifiable Losses. The Indemnified Party may participate in the defense with its own counsel at its own expense. The Indemnifying Party will not settle any claim without the Indemnified Party’s prior written consent if the settlement (a) imposes any injunctive or non-monetary relief on the Indemnified Party, or (b) does not include a full and unconditional release of the Indemnified Party.

8.5	Exclusive Remedy. Except for Fraud or willful misconduct, or claims for specific performance or equitable relief, the remedies provided in this Article VIII are the sole and exclusive remedies of the Parties for any breach of this Agreement.

8.6	Mitigation. Each Party will use commercially reasonable efforts to mitigate Losses to the extent required by applicable Law.

IX.	GOVERNING LAW; DISPUTE RESOLUTION

9.1	Governing Law; FAA. This Agreement, and any claim, controversy or dispute arising out of or relating to this Agreement or the transactions it contemplates (including any question regarding formation, existence, validity, interpretation, performance, termination or any non-contractual claim), is governed by the laws of the State of Delaware, without regard to its conflict-of-laws rules that would mandate the application of the laws of any other jurisdiction. The U.S. Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. (the “FAA”) governs the interpretation and enforcement of the agreement to arbitrate in this Section.

9.2	Agreement to Arbitrate; Rules. Any dispute, claim or controversy described in Section 9.1 will be finally resolved by binding arbitration administered by the International Centre for Dispute Resolution of the American Arbitration Association (“ICDR”) in accordance with the ICDR International Arbitration Rules then in effect (the “ICDR Rules”), which are incorporated by reference, except as modified herein.

9.3	Seat; Language; Tribunal. The seat (legal place) of arbitration is Wilmington, Delaware, U.S.A. The language of the arbitration is English. The tribunal will consist of three (3) arbitrators. Each side will appoint one arbitrator, and those two arbitrators will appoint the presiding arbitrator in accordance with the ICDR Rules. The arbitral tribunal has the authority to determine its own jurisdiction, including any objections with respect to the existence, scope or validity of the arbitration agreement.

9.4	Emergency and Interim Measures. The parties agree to the emergency measures provisions of the ICDR Rules. The tribunal may grant any interim, conservatory or injunctive relief it deems appropriate. Seeking or obtaining interim, provisional or conservatory measures from a court of competent jurisdiction (including courts in Delaware and any other court with jurisdiction) is permitted and is not incompatible with this Section or a waiver of arbitration.

9.5	Confidentiality. The arbitration, including its existence, submissions, orders, hearings, evidence and award, is confidential and may not be disclosed by any party except to the extent necessary to enforce or challenge an award, to comply with applicable Law, regulatory or stock exchange requirements, or to auditors, insurers, financing sources and professional advisors who are bound to maintain confidentiality.

9.6	Award; Enforcement; Jurisdiction. The tribunal’s award will be final and binding, and judgment on the award may be entered in any court having jurisdiction. For the limited purposes of (i) compelling arbitration, (ii) seeking interim or provisional relief, or (iii) confirming, recognizing, enforcing or challenging an award, each party irrevocably submits to the non-exclusive jurisdiction of the state and federal courts located in Delaware and waives any objection based on forum non conveniens or lack of personal jurisdiction.

9.7	Costs and Fees; Interest. The tribunal may award costs, fees and expenses (including the parties’ reasonable attorneys’ fees and expert fees) to the prevailing party to the extent it deems appropriate, and may award pre- and post-award interest at a commercially reasonable rate.

9.8	Consolidation and Joinder. To the extent permitted by the ICDR Rules, the tribunal (or the ICDR, as applicable) may order consolidation of related arbitrations and/or the joinder of additional parties whose rights or obligations arise out of or in connection with this Agreement, provided that no party is prejudiced thereby.

9.9	Specific Performance. In addition to any damages or other relief, the tribunal may order specific performance or other equitable relief. Nothing in this Section limits a party’s right to seek urgent injunctive or equitable relief from a court of competent jurisdiction as set out in Section 9.4.

9.10	Waiver of Jury Trial. To the extent any dispute is determined by a court to be non-arbitrable, each party irrevocably waives any right to a trial by jury to the fullest extent permitted by Law.

9.11	Prevailing Effect. This Section supersedes any inconsistent forum selection, governing law or jurisdiction provisions in this Agreement to the extent of any inconsistency.

X.	TERMINATION

10.1	Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	By the mutual written consent of the Parties;

(b)	By the Buyer, if there has been a material breach by the Seller of any representation, warranty, covenant, or agreement contained in this Agreement, or if any representation or warranty of any Seller shall have become untrue;

(c)	By the Seller, if there has been a material breach by the Buyer of any representation, warranty, covenant, or agreement contained in this Agreement, or if any representation or warranty of the Buyer shall have become untrue; or

(d)	By any Party if the Closing has not occurred on or before the Closing Date, unless the failure of the Closing to occur is the result of a breach of this Agreement by the Party seeking to terminate this Agreement.

10.2	Effect of Termination. In the event of the termination of this Agreement in accordance with this Section, there shall be no liability on the part of any Party except that nothing herein shall relieve any Party from liability for any breach of this Agreement occurring prior to such termination.

XI.	MISCELLANEOUS

11.1	Expenses. Each Party will bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

11.2	Public Announcements. No Party will issue any press release or public announcement regarding this Agreement or the transactions without the other Party’s prior written consent, except as required by Law (and then, to the extent practicable, after consulting with the other Party).

11.3	Specific Performance. Each Party acknowledges that monetary damages would be inadequate to remedy breaches of this Agreement and that the Parties are entitled to seek specific performance and other equitable relief to enforce this Agreement, in addition to any other remedies available at law.

11.4	Notices. All notices required or permitted under this Agreement will be in writing and shall be delivered personally, by certified mail, return receipt requested, or by email to the addresses set forth below (or to such other address as a Party may designate by notice). Notices are deemed given: (a) when delivered personally; (b) three (3) Business Days after being sent by certified mail; or (c) when transmitted by email if sent during business hours on a Business Day in the recipient’s location (otherwise on the next Business Day), provided that no bounce-back or error message is received.

If to Seller: Banji Step K.K.

Address: 3F CB Tower Makuhari Technogarden, 1-3 Nakase, Mihama-ku, Chiba-shi, Chiba,

Japan, Zip Code 261-0023

Email:

If to Buyer: Crisp Momentum Inc.

Address: 250 Park Avenue, 7th Floor, New York, NY 10177 United States

Email:

11.5	Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole.

11.6	Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

11.7	Entire Agreement. This Agreement, together with the schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, warranties and agreements between the Parties relating to such subject matter.

11.8	Amendment. This Agreement may be amended only by a written instrument signed by the Parties.

11.9	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations in this Agreement without the prior written consent of the other Parties.

11.10	Counterparts. This Agreement will be executed in counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument. This Agreement may be executed by electronic signature, which will be deemed to have the same effect as an original signature.

11.11	Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, except that Buyer may assign this Agreement to any Affiliate of Buyer or by way of collateral assignment to its lenders (and any exercise of remedies by such lenders or their assignees), or in connection with a sale of all or substantially all of the Acquired Assets or the TopReels Business. Any purported assignment in violation of this Section 11.11 is void.

11.12	Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

11.13	Survival. The representations and warranties survive for the periods set forth in Section 8.3(b). All covenants and agreements that by their terms contemplate performance after the Closing (including confidentiality, transition assistance, and post-Closing cooperation) will survive in accordance with their terms. In addition, any provisions that by their nature are intended to survive will remain in effect until fully performed or satisfied.

11.14	Further Assurances. Following the Closing, each Party will execute and deliver such further instruments and take such further actions as may be reasonably requested by the other Party to carry out the purposes and intent of this Agreement, including to effect the transfer of the Acquired Assets and to provide reasonable access to books and records relating to pre-Closing periods.

11.15	Coordination with Financing Documents; Priority. The Parties will take such further actions and execute such further instruments as reasonably necessary to give effect to the set-off and credit contemplated by Sections 2.2 and 2.3, including any confirmations reasonably requested under the Financing Documents. In the event of any conflict between this Agreement and the Financing Documents concerning payment mechanics for the Purchase Price, the provisions of this Agreement will govern as between the Parties solely with respect to the Acquired Assets and the Purchase Price, and the Financing Documents will otherwise continue to govern the loan relationship between Buyer and Seller.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Crisp Momentum Inc.

By:
Name:	Renger Van den Heuvel

Banji Step K.K.

By: